EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (file numbers 2-90330, 33-21303, 33-35958, 33-35960, 33-35962, 33-38200, 333-01957, 333-01959, 333-59771, 333-93121, 333-34992, 333-34994, 333-34996 and 333-111370) of our reports dated February 10, 2005 relating to the financial statements and financial statement schedule of Franklin Electric Co., Inc., and management’s report on effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Franklin Electric Co., Inc. for the year ended January 1, 2005.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Chicago, Illinois
February 10, 2005